Exhibit 15.1

Florida 234, 5° piso
C1005AAF
Ciudad Autónoma de Buenos Aires
Argentina

Tel.: (+54-11) 4320-2700
Fax: (+54-11) 4325-8081/4326-7340 www.deloitte.com/ar

April 26, 2019

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sirs,

We have read Item 16F of Loma Negra C.I.A.S.A.’s Form 20-F for the year ended December 31, 2018, and we agree with the statements made therein.

Yours truly,

DELOITTE & Co. S.A.

/s/ Adriana I. Calvo

Adriana I. Calvo

Partner

Deloitte se refiere a una o más de las firmas miembro de Deloitte Touche Tohmatsu Limited, una compañia privada del Reino Unido limitada por garantia (“DTTL”), su red de firmas miembro, y sus entidades relacionadas. DTTL y cada una de sus firmas miembro son entidades únicas e independientes y legalmente separadas. DTTL (también conocida como “Deloitte Global”) no brinda servicios a los clientes. Una descripción detallada de la estructura legal de DTTL y sus firmas miembros puede verse en el sitio web www.deloitte.com/about.

Deloitte Touche Tohmatsu Limited es una compañia privada limitada por garantia constituida en lnglaterra y Gales bajo el nûmero de compañia 07271800, con domicilio legal en Hill House, 1 Little New Street, London, EC4a, 3TR, United Kingdom.